Exhibit (a)(1)(i)

Offer to Purchase for Cash

by

Seaspan Corporation

of

Up to 10,000,000 of its Class A Common Shares

At a Purchase Price of $15.00 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 11, 2012, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE, AS MAY BE EXTENDED, THE “EXPIRATION DATE”).

Seaspan Corporation, a Republic of The Marshall Islands corporation (the “Company,” “Seaspan,” “we,” “us” or “our”), invites its shareholders to tender up to 10,000,000 of its Class A common shares, $0.01 par value per share (the “Shares”), for purchase by Seaspan at a price of $15.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (the “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and together with the Offer to Purchase, as each may be amended or supplemented from time to time, the “Offer”).

Only Shares properly tendered, and not properly withdrawn, will be purchased. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than 10,000,000 Shares are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the per Share purchase price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

If we purchase 10,000,000 Shares in the Offer, we would purchase approximately 14% of the Shares issued and outstanding as of December 8, 2011.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

The Shares are listed and traded on the New York Stock Exchange under the symbol “SSW.” On December 12, 2011, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the Shares was $10.45 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, CITIGROUP GLOBAL MARKETS INC., THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), GEORGESON INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. SEE SECTION 2.

Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. See Section 11.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

The Dealer Manager for the Offer is:

Citigroup

December 13, 2011

IMPORTANT

If you want to tender all or part of your Shares, you must do one of the following before 12:00 midnight, New York City time, on Wednesday, January 11, 2012, or any later time and date to which the Offer may be extended:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;

•

if you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer;

•

if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

•

if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.

i

Unless we otherwise specify, when used in this Offer to Purchase, the terms “Seaspan,” the “Company,” “we,” “our” and “us” refer to Seaspan Corporation and its subsidiaries, except that when such terms are used in this Offer to Purchase in reference to the tender offer, they refer specifically to Seaspan Corporation. References to “SMSL” are to Seaspan Management Services Limited. References to our “Manager” are to Seaspan Management Services Limited and its wholly-owned subsidiaries, which provide us with all of our technical, administrative and strategic services.

ii

SUMMARY TERM SHEET

We are providing this summary for your convenience. It highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my Shares?

The issuer of the Shares, Seaspan Corporation, a Republic of The Marshall Islands corporation, is offering to purchase the Shares. See Section 1.

What is Seaspan Corporation offering to purchase?

We are offering to purchase up to 10,000,000 Shares. See Section 1.

What is the purpose of the Offer?

We believe that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. Our management and our Board of Directors believe that the Offer reflects our confidence in the Company’s future prospects and is an efficient way of returning capital to shareholders and increasing long-term shareholder value.

We believe that the tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, shareholders who do not participate in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2 and Section 11.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders (as described below) who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Section 1 and Section 2.

How many Shares do you intend to purchase in the Offer?

We intend to purchase up to 10,000,000 Shares in the Offer or such lesser number of Shares as are properly tendered and not properly withdrawn. If we purchase 10,000,000 Shares in the Offer, we would purchase approximately 14% of the Shares issued and outstanding as of December 8, 2011. If more than 10,000,000 Shares are properly tendered and not properly withdrawn, we will purchase all Shares tendered on a pro rata basis, except for “odd lots” (of less than 100 Shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1. The Offer is not conditioned on any minimum number of Shares being tendered but is subject to certain other conditions. See Section 7.

What will be the form of payment for the Shares accepted in the Offer?

If we purchase your Shares in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See “Introduction,” Section 1, Section 3 and Section 5.

How will you pay for the Shares?

Assuming that 10,000,000 Shares are purchased in the Offer at $15.00 per Share, the aggregate purchase price will be $150 million. We intend to use cash on hand to purchase Shares in the Offer and to pay all related fees and expenses. See Section 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on Wednesday, January 11, 2012, at 12:00 midnight, New York City time, or any later time and date to which the Offer may be extended. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it may have an earlier deadline for tendering your Shares. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.

Can the Offer be extended, amended or terminated, and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any Shares that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including:

•	no specified legal action shall have been threatened, pending or taken with respect to the Offer;

•

no general suspension of trading in, or general limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

•

no decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on December 12, 2011, the last trading day prior to commencement of the Offer, shall have occurred;

•

no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after the date of this Offer to Purchase nor shall any material escalation of any war or armed hostilities which had commenced prior to the date of this Offer to Purchase have occurred;

•

no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Shares shall have occurred;

•

no person shall have proposed, announced or made a tender or exchange offer for the Shares, merger, business combination or other similar transaction involving us (other than the Offer and the SMSL Acquisition (as defined below) as described in Section 11);

•

no person (including certain groups) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than as publicly disclosed in a filing with the SEC on or before December 12, 2011). In addition, no new group shall have been formed that beneficially owns more than 5% of the outstanding Shares;

•

no person (including a group) that has publicly disclosed in a filing with the SEC on or before December 12, 2011 that it has beneficial ownership of more than 5% of the outstanding Shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 2% of the outstanding Shares (other than by virtue of the Offer made hereby or the SMSL Acquisition);

•

no person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities;

•	no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer; and

•

we shall not have determined that as a result of the consummation of the Offer and the purchase of Shares that there will be a reasonable likelihood that the Shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the New York Stock Exchange or be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How do I tender my Shares?

If you want to tender all or part of your Shares, you must do one of the following before 12:00 midnight, New York City time, on Wednesday, January 11, 2012, or any later time and date to which the Offer may be extended:

•	If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you;

•

If you hold certificates registered in your own name, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase;

•	If you are an institution participating in the Book-Entry Transfer Facility, tender your Shares according to the procedure for book-entry transfer described in Section 3; or

•

If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

If you want to tender your Shares, but: (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.

See Section 3 and the Instructions to the Letter of Transmittal.

Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?

Yes. You may withdraw any Shares you have tendered at any time before 12:00 midnight, New York City time, on Wednesday, January 11, 2012, or any later time and date to which the Offer may be extended, in which case you may withdraw your Shares until the Expiration Date, as extended. If we have not accepted for payment the Shares you have tendered to us, you may also withdraw your Shares at any time after 12:00 midnight, New York City time, on Friday, February 10, 2012. See Section 4.

How do I withdraw Shares I previously tendered?

To properly withdraw Shares previously tendered, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.

In what order will you purchase the tendered Shares?

We will purchase Shares on the following basis:

•	first, from all holders of “odd lots” of less than 100 Shares who properly tender all of their Shares and do not properly withdraw them before the expiration of the Offer;

•

second, after the purchase of all of the Shares properly tendered and not properly withdrawn by odd lot holders, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit us to purchase 10,000,000 Shares (or such greater amount of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

Therefore, it is possible that we will not purchase all of the Shares that you tender. See Section 1.

What does the Board of Directors think of the Offer?

Our Board of Directors has approved the Offer, with Kyle Washington abstaining from voting on the approval of the Offer. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer. See Section 2. You should discuss whether to tender your Shares with your broker or other financial or tax advisors.

Will your directors and executive officers tender Shares in the Offer?

Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. See Section 11.

If I decide not to tender, how will the Offer affect my Shares?

After completion of the Offer, shareholders who do not participate in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. See Section 2 and Section 11.

Following the Offer, will you continue as a public company?

Yes. Following completion of the Offer, we believe that the Shares will continue to be listed on the New York Stock Exchange and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. It is a condition of our obligation to purchase Shares pursuant to the Offer that there will not be a reasonable likelihood that such purchase will cause the Shares to not continue to be eligible to be listed on the New York Stock Exchange or to not continue to be eligible for deregistration under the Exchange Act. See Section 2 and Section 7.

When and how will you pay me for the Shares I tender?

We will pay the purchase price net to the seller, in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until at least four business days after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.

If I am a holder of vested stock options, how do I participate in the Offer?

If you are a holder of vested stock options, you may exercise your vested options and tender any Shares issued upon such exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See “Introduction” and Section 3.

What is the recent market price of my Shares?

On December 12, 2011, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the Shares on the New York Stock Exchange was $10.45 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage commissions if I tender my Shares?

If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs will apply. See “Introduction” and Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

What are the U.S. federal income tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares generally will be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. Non-U.S. Holders (as defined in Section 13) also may be subject to U.S. federal income taxes upon the disposition of Shares pursuant to the Offer depending on such Non-U.S. Holders particular circumstances. Please see Section 13 for a more detailed discussion on the tax treatment of the Offer to U.S. and Non-U.S. Holders. All shareholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participating in the Offer.

What are the Canadian federal income tax consequences if I tender my Shares?

Generally, if you are a Canadian Resident Holder (as defined in Section 13) and assuming we are not a resident of Canada for purposes of the Canada Tax Act (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be considered proceeds of disposition of your shares for Canadian federal income tax purposes. You will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of your Shares, net of any reasonable costs of disposition, exceed (or are less than) your adjusted cost base of such Shares. Please see Section 13 for a more detailed discussion on the Canadian federal income tax considerations of the Offer. All shareholders should consult their tax advisors regarding the Canadian federal income tax consequences of participating in the Offer.

Who should I contact with questions about the Offer?

If you have any questions regarding the Offer, please contact Georgeson Inc., the Information Agent for the Offer, at (866) 821-0284 (toll free), or Citigroup Global Markets Inc., the Dealer Manager for the Offer, at (877) 531-8365 (toll free). Additional contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase (including any documents incorporated by reference or deemed to be incorporated by reference herein) contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or the negative of these terms or other comparable terminology. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict.

These risks and other factors include, but are not limited to, those described under the “Risk Factors” section and elsewhere in our Annual Report on Form 20-F for the fiscal year ended December 31, 2010, our subsequent periodic and current reports, and the following:

•	our ability to complete the Offer;

•	the expected impact of the SMSL Acquisition on our financial condition and results of operations;

•	fluctuations in the market price of our Shares;

•

the price and time at which we may make any additional Share repurchases following completion of the Offer, the number of Shares acquired in such repurchases and the terms, timing, costs and interest rate on any indebtedness incurred to fund such repurchases;

•

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

Except as required by applicable law, we neither intend nor assume any obligation to update these forward-looking statements, which speak only as of the dates they are made.

INTRODUCTION

To the holders of our Class A common shares:

We invite our shareholders to tender up to 10,000,000 of our Class A common shares, par value $0.01 per share, for purchase by us at a price of $15.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal.

We will only purchase Shares properly tendered and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered. Shares not purchased in the Offer, including Shares not purchased because of the proration or conditional tender provisions, will be returned to the tendering shareholders at our expense promptly after the Expiration Date. See Section 1.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. See Section 1.

If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise in accordance with the Offer. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. See Section 11.

We will pay all fees and expenses incurred in connection with the Offer by the Dealer Manager, the Information Agent and the Depositary. See Section 15.

As of December 8, 2011, we had 69,620,060 Shares issued and outstanding, and no treasury Shares. If we purchase 10,000,000 Shares in the Offer, we would purchase approximately 14% of the Shares issued and outstanding as of December 8, 2011. The Shares are listed and traded on the New York Stock Exchange under the symbol “SSW.” On December 12, 2011, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of the Shares was $10.45 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8 and Section 11.

Our principal executive offices are located at Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China and our phone number is +852 (2540) 1686.

THE OFFER

1.	Number of Shares; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 10,000,000 Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, at a price of $15.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (the “purchase price”). If less than 10,000,000 Shares are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

The term “Expiration Date” means 12:00 midnight, New York City time, on Wednesday, January 11, 2012, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

We will announce the preliminary results of the Offer promptly following the Expiration Date. We do not expect, however, to announce the final results of any proration and begin paying for tendered Shares until at least four business days after the Expiration Date. We will only purchase Shares properly tendered and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions of the Offer, we may not purchase all of the Shares tendered. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of the proration or conditional tender provisions, to the tendering shareholders at our expense, promptly following the Expiration Date.

Shareholders can specify the order in which specified portions of their tendered Shares will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a shareholder does not designate such order and fewer than all Shares are purchased, due to proration or otherwise, the Depositary will select the order of Shares purchased.

We expressly reserve the right, in our sole discretion, to change the per Share purchase price and to increase or decrease the total number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Shares accepted in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. If we seek to increase the number of Shares accepted in the Offer by an amount in excess of 2% of the outstanding Shares, we will amend and extend the Offer in compliance with applicable law. See Section 14.

In the event that the Offer is oversubscribed, as described below, Shares properly tendered and not properly withdrawn prior to the Expiration Date will be subject to proration, except for “odd lots.” The proration period and withdrawal rights will expire on the Expiration Date.

The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if more than 10,000,000 Shares (or such greater amount as we may elect to purchase, subject to applicable law) have been properly tendered and not properly withdrawn before the Expiration Date, we will purchase such Shares on the basis set forth below:

•	first, we will purchase all Shares properly tendered and not properly withdrawn by any odd lot holder, as described below, who:

•	tenders all Shares owned beneficially or of record by such odd lot holder (tenders of less than all of the Shares owned by such odd lot holder will not qualify for this preference); and

•	checks the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•

second, after the purchase of all of the Shares properly tendered and not properly withdrawn by odd lot holders, subject to the conditional tender provisions described in Section 6, we will purchase all other Shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

•

third, only if necessary to permit us to purchase 10,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a shareholder will be purchased or, if a tender is conditioned upon the purchase of a specified number of Shares, that none of those Shares will be purchased even though such Shares were tendered.

As we noted above, we may elect to purchase more than 10,000,000 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater total number of Shares.

Odd Lots. For purposes of the Offer, the term “odd lots” means all Shares properly tendered by a shareholder (an “odd lot holder”) who owns beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for this preference, an odd lot holder must tender all Shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3. As set forth above, “odd lots” will be accepted for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or certificates representing fewer than 100 Shares. By tendering Shares pursuant to the Offer, an odd lot holder who holds Shares in his or her name and tenders his or her Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s Shares. Any odd lot holder wishing to tender all of such odd lot holder’s Shares pursuant to the Offer should check the box entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares, other than odd lot holders, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all shareholders, other than odd lot holders, subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the “odd lot” priority described above, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor, if any, or commence payment for any Shares purchased pursuant to the Offer until at least four business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly following the Expiration Date. After the Expiration Date, shareholders may obtain any preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to the shareholder and, therefore, may be relevant to a shareholder’s decision whether to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. Our management and our Board of Directors believes that the Offer represents an efficient mechanism to provide our shareholders with the opportunity to tender all or a portion of their Shares, and thereby receive a return of some or all of their investment if they so elect. The Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the Share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the Share price. In addition, if we complete the Offer, shareholders who do not participate in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration will automatically increase their relative percentage ownership interest in us and our future operations at no additional cost to them.

The Offer also provides our shareholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, odd lot holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable odd lot discounts that might otherwise be payable on sales of their Shares. See Section 1.

Our Board of Directors has approved the Offer, with Kyle Washington abstaining from voting on the approval of the Offer. In considering the Offer, our management and our Board of Directors took into account the expected financial impact of the Offer, and concluded that the Offer is a prudent use of our financial resources given our business profile, assets and current market price. Our management and our Board of Directors believes that the Offer reflects our confidence in the Company’s future prospects and is an efficient way of returning capital to shareholders and increasing long-term shareholder value. However, neither we nor any member of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender.

Following the completion or termination of the Offer, we may, from time to time, repurchase Shares on the open market or through private or public transactions in accordance with applicable law. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date.

Our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer. See Section 11.

Certain Effects of the Offer. Shareholders who decide not to tender their Shares in the offering and shareholders who otherwise retain an equity interest in the Company as a result of a partial or conditional tender of Shares or proration will own a greater percentage interest in the outstanding Shares following the consummation of the Offer. These shareholders will continue to bear the risks associated with owning the Shares, including risks resulting from our purchase of Shares in the Offer. Shareholders may be able to sell non-tendered Shares in the future on the New York Stock Exchange or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the New York Stock Exchange and the conditions of the Offer, we do not believe that our purchase of Shares under the Offer will cause our remaining outstanding Shares to be delisted from the New York Stock Exchange. We also believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.

Shares we acquire pursuant to the Offer will be held as treasury shares until otherwise directed by our Board of Directors.

Except as disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization;

•

any material change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the terms of directors (although we may fill current or future vacancies on our Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming delisted from the New York Stock Exchange or ceasing to be authorized to be quoted on the New York Stock Exchange;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Nothing in the Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law. Although we may not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we may undertake or plan actions that relate to or could result in one or more of these events. Shareholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.

On December 12, 2011, we entered into a binding memorandum of understanding with the owners of SMSL to acquire all of the issued and outstanding capital stock of SMSL and all of the issued and outstanding shares of our Class C common stock (the “SMSL Acquisition”) for a base purchase price of $54 million (which is subject to adjustment based on our Manager’s adjusted net asset value as of December 31, 2011) plus additional payments related to future growth of SMSL’s managed fleet. We intend to pay the base purchase price for this acquisition, not including any purchase price adjustments, and to pay fleet growth-related payments in shares of our Class A common stock, valued on a per share basis equal to the volume-weighted average trading price of the Class A common shares for the 90 trading days immediately preceding the closing date of the acquisition. If we are required to pay any purchase price adjustments, we intend to make such payments in the form of promissory notes payable over 12 months. If the owners of SMSL are required to pay any purchase price adjustments, they intend to make such payments in cash. The material terms of the binding memorandum of understanding for the SMSL Acquisition are described in our Report on Form 6-K that we filed with the SEC on December 13, 2011, which is incorporated herein by reference. There is no assurance, however, that the terms of the SMSL Acquisition, if completed, will not differ materially from these terms.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For a shareholder to validly tender Shares pursuant to the Offer, (a) a Letter of Transmittal, properly completed and duly executed, and the certificate(s) representing the tendered Shares, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address as set forth on the back cover of this Offer to Purchase prior to the Expiration Date, (b) a Letter of Transmittal (or facsimile of the Letter of Transmittal), properly completed and duly executed, together with any required Agent’s Message (as defined below) and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address as set forth on the back cover of this Offer to Purchase prior to the Expiration Date and Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a book-entry confirmation must be received by the Depositary) prior to the Expiration Date, or (c) the shareholder must comply with the guaranteed delivery procedures set forth below.

Odd lot holders who tender all of their Shares must check the box entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Shareholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. Shareholders who hold Shares through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs may apply if shareholders tender Shares through the broker, dealer, commercial bank, trust company or other nominee and not directly to the Depositary.

Shareholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. Shareholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

•

the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or

•

Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the Shares or (b) a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•

one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery. If you wish to tender Shares in the Offer and your certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•

the Depositary receives at the address listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

For these purposes, a “trading day” is any day on which the New York Stock Exchange is open for business.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Procedures for Stock Options. We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise such vested options and tender the Shares received upon exercise in accordance with the Offer. Options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the options may be tendered. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

Return of Unpurchased Shares. If any tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Shares evidenced by a shareholder’s certificate(s) are tendered, we will return certificates for unpurchased Shares promptly after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder (whether or not we waive similar defects or irregularities in the case of other shareholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular shareholder, the same condition will be waived with respect to all shareholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, acting directly or indirectly, to tender Shares for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position” in (a) the Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such Shares in accordance with the terms of the Offer, or (b) other securities immediately convertible into, exercisable for or exchangeable into Shares (“Equivalent Securities”) that is equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender in accordance with the terms of the Offer. Exchange Act Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of Shares in accordance with any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (1) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or Equivalent Securities at least equal to the Shares being tendered, and (2) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us on the terms and subject to the conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering shareholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering shareholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering shareholder and shall not be affected by, and shall survive, the death or incapacity of such tendering shareholder.

Lost or Destroyed Certificates. Shareholders whose certificates for part or all of their Shares have been lost, destroyed or stolen may contact American Stock Transfer & Trust Company, LLC, the Depositary and transfer agent for the Shares, at the address and phone number set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered Shares for payment under the Offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on Friday, February 10, 2012.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering shareholder; the number of Shares to be withdrawn; and the name of the registered holder of the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a shareholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the shareholder may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

5.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay the purchase price for (and thereby purchase) up to 10,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn. We may increase the number of Shares accepted in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date we will accept for purchase and pay a single per Share purchase price for all of the Shares accepted for payment. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for Shares or a timely confirmation of a book-entry transfer of Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. Certificates for all Shares tendered and not purchased, including Shares not purchased due to proration or conditional tenders, will be returned, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering shareholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.	Conditional Tender of Shares.

Subject to the exception for odd lot holders, in the event that the Offer is oversubscribed, Shares properly tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each shareholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that shareholder if any are to be purchased. After the Offer expires, if more than 10,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned at our expense promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to be less than 10,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 10,000,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all their Shares.

7.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if any time on or after the date of this Offer to Purchase and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:

•

there has been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•

challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer; or

•

in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•

there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, could directly or indirectly:

•	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or

•	materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects;

•	there has occurred any of the following:

•	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

•	a decrease of more than 10% in the market price of the Shares or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow

Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on December 12, 2011, the last trading day prior to commencement of the Offer;

•

the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, on or after the date of this Offer to Purchase;

•	any material escalation of any war or armed hostilities which had commenced prior to the date of this Offer to Purchase;

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•

a tender or exchange offer for any or all of the Shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary (other than the Offer and the SMSL Acquisition), has been proposed, announced or made by any person or has been publicly disclosed; or

•	we learn that:

•

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before December 12, 2011);

•

any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before December 12, 2011, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby or the SMSL Acquisition), beneficial ownership of an additional 2% or more of the outstanding Shares;

•

any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

•

any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

•

any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

•

we determine that the consummation of the Offer and the purchase of the Shares may (1) cause the Shares to be held of record by fewer than 300 persons, or (2) cause the Shares to be delisted from the New York Stock Exchange or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.

8.	Price Range of Shares; Dividends.

The Shares are listed and traded on the New York Stock Exchange under the trading symbol “SSW.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Shares on the New York Stock Exchange.

	HIGH	LOW
Fiscal Year Ended December 31, 2009
First Quarter	$13.07	$7.23
Second Quarter	$12.00	$5.52
Third Quarter	$10.85	$5.12
Fourth Quarter	$10.23	$8.15
Fiscal Year Ended December 31, 2010
First Quarter	$11.36	$9.22
Second Quarter	$13.78	$9.30
Third Quarter	$12.63	$9.45
Fourth Quarter	$15.05	$11.89
Fiscal Year Ended December 31, 2011
First Quarter	$20.20	$12.53
Second Quarter	$21.33	$14.42
Third Quarter	$16.68	$11.05
Fourth Quarter (Through December 12, 2011)	$14.77	$10.21

On December 12, 2011 the last full trading day before the announcement and commencement of the Offer, the last reported sale price of the Shares on the New York Stock Exchange was $10.45 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

In February 2011, our Board of Directors adopted a progressive dividend policy aimed at sustainably increasing our dividends in a manner that preserves our long-term financial strength and our ability to expand our fleet. We expect this policy to increase dividends paid to holders of our Class A common shares, while continuing to permit us to pursue our growth strategy. We have paid aggregate dividends of $0.6875 per Class A common share in 2011. On October 22, 2011 we declared a third quarter dividend of $0.1875 per Class A common share, representing a distribution of $12,992,000. The dividend was paid on November 23, 2011 to all shareholders of record on November 14, 2011. Regardless of our dividend policy, declaration and payment of any dividend is subject to the discretion of our board of directors. For more information, please read “Item 8. Financial Information—A. Financial Statements and Other Financial Information—Dividend Policy” in our 2010 Annual Report on Form 20-F, which is incorporated herein by reference.

9.	Source and Amount of Funds.

Assuming that 10,000,000 Shares are purchased in the Offer at $15.00 per Share, the aggregate purchase price of the Offer will be $150 million. We intend to use cash on hand to purchase Shares in the offer and to pay all related fees and expenses.

10.	Certain Information Concerning Us.

Our Business. We are a leading independent charter owner of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters. We seek additional accretive vessel acquisitions as market conditions allow. We primarily deploy our vessels on long-term, fixed-rate time charters to take advantage of the stable cash flows and high utilization rates that are typically associated with long-term time charters.

As of September 30, 2011, we owned a fleet of 65 containerships (including six leased vessels) and had entered into contracts for the purchase of an additional six containerships and contracts to lease one additional containership. The average age of the 65 vessels in our operating fleet was approximately five years as of September 30, 2011. For more information regarding our fleet, please see the information provided under the caption “Our Fleet” in our Report on Form 6-K filed with the SEC on November 3, 2011, which is incorporated herein by reference.

Our customer selection process is targeted at well-established container liner companies that charter-in vessels on a long-term basis as part of their fleet expansion strategy. Most of our customers’ containership business revenues are derived from the shipment of goods from the Asia Pacific region, primarily China, to various overseas export markets in the United States and in Europe. For more information regarding our customers and recent developments regarding our business, please see the information provided under “ITEM 2—MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” in our Report on Form 6-K filed with the SEC on November 3, 2011, which is incorporated herein by reference.

On December 12, 2011, we entered into a binding memorandum of understanding with the owners of SMSL to acquire all of the issued and outstanding capital stock of SMSL and all of the issued and outstanding shares of our Class C common stock for a base purchase price of $54 million (which is subject to adjustment based on our Manager’s adjusted net asset value as of December 31, 2011) plus additional payments related to future growth of SMSL’s managed fleet. We intend to pay the base purchase price for this acquisition, not including any purchase price adjustments, and to pay fleet growth-related payments in shares of our Class A common stock, valued on a per share basis equal to the volume-weighted average trading price of the Class A common shares for the 90 trading days immediately preceding the closing date of the acquisition. If we are required to pay any purchase price adjustments, we intend to make such payments in the form of promissory notes payable over 12 months. If the owners of SMSL are required to pay any purchase price adjustments, they intend to make such payments in cash. We believe that the acquisition of our Manager will increase our control over access to the services our Manager provides on a long-term basis. The material terms of the binding memorandum of understanding for the SMSL Acquisition are described in our Report on Form 6-K that we filed with the SEC on December 13, 2011, which is incorporated herein by reference. There is no assurance, however, that the terms of the SMSL Acquisition, if completed, will not differ materially from these terms.

The current employment term of Gerry Wang, our Co-Chairman and Chief Executive Officer, expires on January 1, 2013 under our employment agreement with him. Mr. Wang also serves as the Chairman of Greater China Intermodal Investments LLC, an investment vehicle established by an affiliate of global alternative asset manager, The Carlyle Group, in which we hold an 11% ownership interest (“GCI”). Mr. Wang has indicated his willingness to consider continuing to serve as our Chief Executive Officer until March 31, 2015, when our right of first refusal arrangement with GCI relating to certain growth opportunities is scheduled to expire.

Availability of Reports and Other Information. We are subject to the informational filing requirements of the Exchange Act, which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options and other equity awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. As required by Exchange Act Rule

13e-4(c)(2), we have also filed with the SEC the Issuer Tender Offer Statement on Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Issuer Tender Offer Statement on Schedule TO that we filed with the SEC and documents incorporated by reference herein and therein. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We expressly incorporate by reference each of the following documents:

SEC Filings	Date Filed
Annual Report on Form 20-F for year ended December 31, 2010	March 30, 2011

Current Reports on Form 6-K	March 14, 2011; March 15, 2011; April 19, 2011; May 6, 2011; August 5, 2011; November 3, 2011; and December 13, 2011

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference, including any exhibits to those documents, are available from us without charge at our principal executive office located at Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.seaspancorp.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

Beneficial Ownership. As of December 8, 2011, we had 69,620,060 Shares issued and outstanding, and no treasury Shares. We are offering to purchase up to 10,000,000 Shares. If we purchase 10,000,000 Shares in the Offer, we would purchase approximately 14% of the Shares issued and outstanding as of December 8, 2011.

The following table sets forth information regarding beneficial ownership of our common and preferred shares as of December 8, 2011 (except as otherwise noted) by:

•	each person or entity known by us to beneficially own more than 5% of our common or preferred shares;

•	each of our directors;

•	each of our named executive officers; and

•	all Seaspan directors and all executive officers as a group.

The information provided in the table is based on information filed with the SEC and information provided to Seaspan on or about December 8, 2011. The number of shares beneficially owned by each person, entity, director or executive officer is determined under SEC rules and the information is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, a person or entity beneficially owns any shares as to which the person or entity has or shares voting or investment power. In addition, a person or entity beneficially owns any shares that the person or entity has the right to acquire within 60 days of December 8, 2011). Unless otherwise indicated, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

Unless otherwise noted, the address of each person listed is: Seaspan Corporation, Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China.

Name of Beneficial Owner	Class A Common Shares	Percent- age of Class A Common Shares Prior to the Tender Offer(1)	Percent- age of Class A Common Shares After the Tender Offer(1)(9)	Percentage of Class A Common Shares After the Tender Offer and SMSL Acquisition (1)(9)(10)	Series A Preferred Shares	Percent- age of Series A Preferred Shares(2)	Percent- age of Total Voting Securities Prior to the Tender Offer(3)	Percent- age of Total Voting Securities After the Tender Offer (1)(3)(9)	Percentage of Total Voting Securities After the Tender Offer and SMSL Acquisition (1)(3)(9)(10)(11)
Graham Porter(4)	5,158,579	7.4%	8.7%	11.2%	20,000	10.0%	7.9%	9.0%	10.9%
Kyle R. Washington(5)	2,770,078	4.0%	4.6%	6.0%	12,000	6.0%	4.4%	5.0%	6.0%
Gerry Wang(6)	1,694,590	2.4%	2.8%	2.9%	—	—	2.0%	2.2%	2.3%
Peter Lorange(7)	106,424	*	*	*	—	—	*	*	*
Peter S. Shaerf	61,607	*	*	*	—	—	*	*	*
Sai W. Chu	75,826	*	*	*	—	—	*	*	*
George H. Juetten	42,293	*	*	*	—	—	*	*	*
John C. Hsu	23,600	*	*	*	—	—	*	*	*
Nicholas Pitts-Tucker	12,838	*	*	*	—	—	*	*	*
Dennis R. Washington(8)	11,528,788	16.6%	19.3%	18.0%	160,000	80.0%	29.6%	33.4%	31.6%
All executive officers and directors as a group (9 persons)	9,945,835	14.3%	16.7%	20.7%	32,000	16.0%	14.6%	16.5%	19.7%

(1)	Percentages are based on the 69,620,060 Class A common shares that were issued and outstanding on December 8, 2011.
(2)	Percentages are based on the 200,000 Series A Preferred Shares, $0.01 par value, that were issued and outstanding on December 8, 2011.
(3)	Assumes the conversion of Series A Preferred Shares at a conversion price of $15.00. Percentages are based on the 17,978,871 votes that the Series A Preferred Shares were entitled to in the aggregate as of December 8, 2011.
(4)	The number of common shares shown for Mr. Porter includes common shares beneficially owned by Tiger Container Shipping Co. Ltd., or Tiger, and Jenstar Ltd., or Jenstar. The number of Series A Preferred Shares shown for Mr. Porter includes Series A Preferred Shares beneficially owned by Tiger. Tiger and Jenstar are Cayman Islands companies that are owned by Mr. Porter, a managing director and director of our Manager. This information is based on prior SEC filings and information provided to Seaspan by Mr. Porter on or about December 8, 2011.
(5)	The number of common and preferred shares shown for Kyle R. Washington includes shares beneficially owned by The Kyle R. Washington 1999 Trust II and CopperLion Capital (KRW) I Limited Partnership. This information is based on prior SEC filings and information provided to Seaspan by Kyle R. Washington on or about December 8, 2011.
(6)	The number of common shares shown for Mr. Wang includes shares beneficially or directly owned by Gerry Wang, as well as by certain members of his immediate family, the Gerry Wang Family Trust and by 0731455 B.C. Ltd., a British Columbia company. This information was provided to Seaspan by Mr. Wang on or about December 8, 2011.
(7)	The number of common shares shown for Mr. Lorange includes shares held by S. Ugelstad Invest A/S 100. This information was provided to Seaspan by Mr. Lorange on or about December 8, 2011.
(8)	The number of common and preferred shares shown for Dennis R. Washington includes those shares beneficially owned by Deep Water Holdings, LLC and the Roy Dennis Washington Revocable Living Trust. This information is based on prior SEC filings and information provided to Seaspan by Dennis R. Washington on or about December 8, 2011.
(9)	Assumes consummation of a repurchase of 10,000,000 Shares.
(10)

Assumes consummation of the SMSL Acquisition for a base purchase price of $54 million, assuming a price of $12.32 per share, which is the volume-weighted average trading price of the Class A common shares for the 90 trading days immediately preceding December 8, 2011 (the actual number of Class A common shares to be issued to pay the base purchase price will be based on a price per share basis equal to the volume-weighted average trading price of the Class A common shares for the 90 trading days immediately preceding the closing date of the acquisition), resulting in the issuance of 4,383,117 Class A common shares; and does not include an indeterminate number of additional Class A common shares that may be issued at or after the closing of the acquisition to satisfy additional payment obligations related to fleet growth. For more information regarding these additional payment obligations, please read the description under the caption “SMSL Acquisition” below.
(11)	The owners of our Manager will be permitted to transfer all Shares acquired in connection with the SMSL Acquisition among themselves and to Deep Water Holdings, LLC, which is our largest shareholder and is controlled by Dennis R. Washington. All such Shares will also be exempt from the shareholding thresholds otherwise applicable to Deep Water Holdings, LLC and other parties as “Excluded Persons” under our amended and restated Shareholders Rights Agreement. The percentages above do not reflect any such permitted transfer. We understand that one of the owners of SMSL, an entity owned by Mr. Porter and Mr. Wang, has entered into an agreement with Deep Water Holdings, LLC to transfer 50% of the Shares it receives in connection with the SMSL Acquisition to Deep Water Holdings, LLC.

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other shareholders. However, all of our directors and executive officers have advised us that they do not intend to tender their Shares in the Offer (including Shares they are deemed to beneficially own).

Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to December 13, 2011, except for the following purchases of Class A common shares at a purchase price of $11.0289 per Share on November 23, 2011 pursuant to our dividend reinvestment plan (for more information on this plan, please read the description under the caption “Dividend Reinvestment Plan” below):

•	Mr. Chu reinvested $6,824 in dividends that we had declared on Class A common shares that he owned to purchase 618 Class A common shares.

•	The Kyle R. Washington 1999 Trust II reinvested $422,247 in dividends that we had declared on Class A common shares that it owned to purchase 38,285 Class A common shares.

•	Deep Water Holdings, LLC reinvested $2,125,512 in dividends that we had declared on Class A common shares that it owned to purchase 192,722 Class A common shares.

•	Mr. Pitts-Tucker reinvested $2,366 in dividends that we had declared on Class A common shares that he owned to purchase 214 Class A common shares.

•	Tiger Container Shipping Co. Ltd. reinvested $629,625 in dividends that we had declared on Class A common shares that it owned to purchase 57,088 Class A common shares.

Equity Incentive Plan

In December 2005, our Board adopted the Seaspan Corporation Stock Incentive Plan, or the Plan, under which our officers, employees and directors may be granted options, restricted shares, phantom share units, and other stock based awards as may be determined by our Board. Class A common shares are issued in exchange for the cancellation of vested restricted shares and phantom share units. The restricted shares generally vest over one year and the phantom share units generally vest over three years. A total of 2,000,000 common shares are reserved for issuance under the Plan, which is administered by our Board. There were, in the aggregate, 987,972 Shares available for grant or award under our equity compensation plans as of December 8, 2011. The Plan expires in December 2015.

We granted the following equity incentive awards to our directors under the Plan on or subsequent to January 1, 2008:

•	On January 1, 2008, each of our independent directors was awarded an equity incentive award under the Plan of 3,750 restricted shares, which have vested;

•

On January 6, 2009, each of our independent directors as of that date (including David Korbin, who resigned on September 19, 2009, and Milton K. Wong, who resigned on January 2, 2010) and Peter Lorange was awarded 6,600 restricted shares, which vested on January 1, 2009. Upon their election to the Board, George H. Juetten and Antony S. Crawford were awarded a pro-rata portion of the 6,600 shares (being 2,893 and 1,881 restricted shares respectively) which vested on January 1, 2010. In recognition of Mr. Korbin’s services to the Company and in consideration of his assistance in the transition of the chair of the audit committee to Mr. Juetten, the Board awarded Mr. Korbin the compensation he would have been entitled to if he remained a director and committee member of the Corporation until December 31, 2009, which included the vesting of his 6,600 shares.

•	On January 1, 2010, each of our independent directors was awarded 7,200 restricted shares, which have vested;

•	On April 25, 2010 and July 24, 2010, Nicholas Pitts-Tucker and Graham Porter were each awarded 4,952 restricted shares, which have vested, in connection with their appointment as directors; and

•	On January 1, 2011, each of our independent directors was awarded an equity incentive award under the Plan of 7,200 restricted shares, which will become vested on January 1, 2012.

In January 2012, we expect to grant equity incentive awards under the Plan in an amount equal to $100,000 to each of our independent directors. The actual number of shares will be determined based on trading prices at the end of December 2011.

We have granted the following equity incentive awards to Sai Chu, our chief financial officer, under the Plan:

•	In June 2007, we granted 15,000 phantom share units to Mr. Chu. One-third of the phantom share units vested on each of January 1, 2008, January 1, 2009 and January 1, 2010.

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In March 2009, we granted 15,000 phantom share units to Mr. Chu. One-third of these phantom share units vested on each of January 1, 2010 and January 1, 2011, and the remaining one-third will vest on January 1, 2012.

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In April 2010, we granted 15,000 phantom share units to Mr. Chu. One-third of these phantom share units vested on January 1, 2011, and one-third will vest on each of January 1, 2012 and January 1, 2013.

•	In May 2011, we granted 20,000 phantom share units to Mr. Chu. One-third of these phantom share units will vest on each of January 1, 2012, January 1, 2013 and January 1, 2014.

We have granted the following equity incentive awards to Gerry Wang, our chief executive officer, under the Plan:

•	In January 2008, we granted to Mr. Wang 135,000 phantom share units. One-third of these vested on each of December 21, 2008 and December 21, 2009 and December 21, 2010.

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In March 2009, we granted to Mr. Wang 150,000 phantom share units. One-third of these phantom share units vested on each of January 1, 2010 and January 1, 2011 and the remaining one-third will vest on January 1, 2012.

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In April 2010, we granted 150,000 phantom share units to Mr. Wang. One-third of these phantom share units vested on January 1, 2011, and one-third will vest on each of January 1, 2012 and January 1, 2013.

•	In June 2011, we granted 150,000 phantom share units to Mr. Wang. One-third of these phantom share units will vest on each of January 1, 2012, January 1, 2013 and January 1, 2014.

Dividend Reinvestment Plan

On May 29, 2008, we instituted a dividend reinvestment plan, or the DRIP. The plan allows shareholders, including our directors, executive officers and affiliates to the extent they are interested in participating, to reinvest all or a portion of their cash dividends in our Class A common shares without paying any brokerage commission or service charge. If new common shares are issued by us, the reinvestment price is equal to the average price of our Class A common shares for the five days immediately prior to the reinvestment, less a discount. The discount rate is set by our Board of Directors and is currently 3%. If common shares are purchased in the open market, the reinvestment price is equal to the average price per share paid. For the nine months ended September 30, 2011, $9.4 million in dividends declared on our Class A common shares were reinvested pursuant to the DRIP, resulting in the issuance of 647,569 Class A common shares.

Registration Rights

In connection with our initial public offering, we agreed to register for resale on a shelf registration statement under the Securities Act of 1933, or Securities Act, and applicable state securities laws, Shares of certain shareholders upon expiration of a certain holding period if an exemption from the registration requirements is not otherwise available or advisable. These holders, which include affiliates of Dennis R. Washington, of his sons Kevin and Kyle, and of our director Graham Porter, also have certain piggyback registration rights allowing them to participate in offerings by us to the extent that their participation does not interfere or impede with our offering. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

In connection with the offering of our Series A Preferred Shares, par value of $0.01 (the “Series A Preferred Shares”), we entered into a registration rights agreement, pursuant to which, in certain circumstances, we will be obligated to file a registration statement covering the potential sale by a holder of the Shares that are issuable upon the conversion of the Series A Preferred Shares unless the sum of the Shares held by such holder as a result of the conversion can be sold in a single transaction under Rule 144 of the Securities Act. These holders also have certain piggyback registration rights allowing them to participate in offerings by us to the extent that their participation does not interfere with or impede such offering. Under this agreement, we are obligated to pay all expenses incidental to the registration, excluding underwriting discounts or commissions.

In March 2011, in connection with our investment in GCI, we entered into a new employment agreement with Gerry Wang, pursuant to which we agreed to register the shares Mr. Wang earns as a performance bonus or as transaction fees on a Form S-8 registration statement filed with the SEC. In March 2011, in connection with our investment in GCI, we also entered a transaction services agreement with Gerry Wang and a financial services agreement with Tiger Ventures Limited, pursuant to which we entered into registration rights agreements with each of Mr. Wang and Tiger Ventures Limited. Under these registration rights agreements, in certain circumstances, we will be obligated to file a registration statement covering the potential sale by Mr. Wang or Tiger Ventures Limited of the Shares earned pursuant to the transaction services agreement or financial services agreement, as applicable. Mr. Wang and Tiger Ventures Limited also have certain piggyback registration rights allowing them to participate in offerings by us to the extent that their participation does not interfere with or impede such offering. Under these agreements, we are obligated to pay all expenses incidental to the registration, excluding underwriting discounts or commissions.

Shareholders Rights Agreement

We have in place a shareholders rights agreement that would have the effect of delaying, deferring or preventing a change in control of Seaspan. We amended and restated this agreement on April 19, 2011. The amended and restated shareholders rights agreement is hereby incorporated herein by reference.

SMSL Acquisition

On December 13, 2011, we entered into a binding memorandum of understanding with the owners of SMSL to acquire all of the issued and outstanding capital stock of SMSL and all of the issued and outstanding shares of our Class C common shares. SMSL is owned 50.05% by trusts established for sons of Dennis R. Washington, including Kyle Washington, our Co-Chairman, and 49.95% by an entity indirectly owned by Gerry Wang, our Co-Chairman and Chief Executive Officer, and Graham Porter, one of our directors. We refer to these persons as the owners of SMSL, or our Manager. The purchase price for the acquisition includes a base purchase price of $54 million (which is subject to adjustment as described below) plus additional payments related to the future growth of SMSL’s managed fleet as described below. The material terms of the binding memorandum of understanding for the SMSL Acquisition are described in our Report on Form 6-K that we filed with the SEC on December 13, 2011, which is incorporated herein by reference. There is no assurance, however, that the terms of the SMSL Acquisition, if completed, will not differ materially from these terms.

We have agreed to pay the base purchase price for the SMSL Acquisition in Class A common shares, valued on a per share basis equal to the volume-weighted average trading price of our Class A common shares for the 90 trading days immediately preceding the closing date of the acquisition (the “Acquisition Share Value”). Assuming a price of $12.32 per Class A common share, which is the volume-weighted average trading price of the Class A common shares for the 90 trading days immediately preceding December 8, 2011, we would issue 4,383,117 Class A common shares to pay the base purchase price for the SMSL Acquisition.

Following receipt of an audited balance sheet for the Manager as at December 31, 2011, the base purchase price for the SMSL Acquisition will be adjusted to the extent that the Manager’s adjusted net asset value as of December 31, 2011 exceeds or is less than $5 million. If we are required to pay any purchase price adjustments, we intend to make such payments in the form of promissory notes payable over 12 months. If the owners of SMSL are required to pay any purchase price adjustments, they intend to make such payment in cash.

We have agreed to pay any fleet growth payments in shares of our Class A common stock. For each qualifying containership ordered, acquired or leased by us, GCI or Blue Water Commerce, LLC (an affiliate of our largest beneficial shareholder, Dennis R. Washington) prior to August 15, 2014 and which is to be managed by us or SMSL, the related fleet growth payment will be made through the issuance of a fixed number of shares equal to the quotient of $0.5 million divided by the Acquisition Share Value. Fleet growth payments will be paid quarterly, based on newbuilding orders or existing vessel acquisitions or leases that occur during a quarter.

The shares of Class A Common stock issued to the owners of SMSL in payment for the base purchase price for the SMSL Acquisition will be subject to graduated four-year lock-up agreements. Shares that we issue in connection with our fleet growth payments will not be subject to lock-up agreements. Under the lock-up agreements, the owners of our Manager and certain of their affiliates will be restricted from transferring 100% of the shares issued as part of the base purchase price for one year, 75% of such shares for two years, 50% of such shares for three years, and 25% of such shares for four years. After the acquisition we will register for resale under the U.S. Securities Act of 1933, as amended, all shares of our Class A common stock issued to the owners of our Manager, including any shares issued as fleet growth payments. The portion of such registered shares issued as part of the base purchase price will, however, remain subject to the lock-up agreements to the extent described above. The owners of our Manager will be permitted to transfer all shares from the SMSL Acquisition among themselves and to Deep Water Holdings, LLC (“Deep Water”), which is our largest shareholder and is controlled by Dennis R. Washington. All such shares will also be exempt from the shareholding thresholds otherwise applicable to Deep Water and other parties as “Excluded Persons” under our amended and restated Shareholders Rights Agreement. We understand that one of the owners of SMSL, an entity owned by Graham Porter and Gerry Wang, has entered into an agreement with Deep Water to transfer 50% of the shares it receives in connection with the SMSL Acquisition to Deep Water.

Potential Extension of Employment Term of CEO Gerry Wang

The current employment term of Gerry Wang, our Co-Chairman and Chief Executive Officer, expires on January 1, 2013 under our employment agreement with him. Mr. Wang has indicated his willingness to consider continuing to serve as our Chief Executive Officer until March 31, 2015. The compensation committee of our Board of Directors is considering additional consideration we may offer to Mr. Wang for an extended term of employment, which consideration may include equity-based compensation.

The foregoing descriptions of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreements and arrangements, copies of which have been filed with the SEC.

Except as otherwise described herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person with respect to any of our securities.

12.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.

13.	Certain Tax Consequences.

Certain U.S. Federal Income Tax Consequences

The following discussion describes certain material U.S. federal income tax consequences of the Offer to shareholders whose Shares are properly tendered and accepted for payment pursuant to the Offer. Those shareholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the Offer.

This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing final and temporary regulations promulgated thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from those described below.

This discussion applies only to beneficial owners of our Shares that own the Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not comment on all aspects of U.S. federal income taxation that may be important to certain shareholders in light of their particular circumstances, such as shareholders subject to special tax rules (e.g., financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, regulated investment companies, real estate investment trusts, “S” corporations, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction, persons that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies or persons who acquired Shares through the exercise of employee stock options or otherwise as compensation for services. If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships or partners in a partnership holding our Shares should consult their own tax advisors regarding the tax consequences of participating in the Offer.

This discussion does not address any state, local or foreign tax consequences, or any U.S. federal tax consequences other than U.S. federal income tax consequences.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER.

Consequences of the Offer to U.S. Holders.

The following is a summary of the U.S. federal income tax consequences that will apply to a U.S. Holder of Shares exchanged pursuant to the Offer. For purposes of this summary, a “U.S. Holder” is a beneficial owner of Shares that is: (i) a U.S. citizen or U.S. resident alien, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Characterization of the Purchase—Distribution vs. Sale Treatment. Our purchase of Shares from a U.S. Holder pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder’s particular circumstances, be treated either as having sold its Shares or as having received a distribution in respect of such Shares. Our purchase of Shares pursuant to the Offer will be treated as a sale if a U.S. Holder meets at least one of the three tests discussed below (the “Section 302 tests”). The purchase will be treated as a distribution if the U.S. Holder does not satisfy any of the Section 302 tests.

Section 302 Tests—Determination of Sale or Distribution Treatment. Our purchase of Shares pursuant to the Offer will be treated as a sale of the Shares by a U.S. Holder if any of the following Section 302 tests is satisfied:

•	as a result of the purchase, there is a “complete redemption” of the U.S. Holder’s equity interest in us;

•	as a result of the purchase, there is a “substantially disproportionate” reduction in the U.S. Holder’s equity interest in us; or

•	the receipt of cash by the U.S. Holder is “not essentially equivalent to a dividend.”

As indicated above, if none of these tests is met with respect to a particular U.S. Holder, then our purchase of Shares pursuant to the Offer will be treated as a distribution. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code generally apply. As a result, a U.S. Holder is treated as owning not only stock of the Company actually owned by such holder but also stock of the Company actually (and in some cases constructively) owned by certain related entities and individuals. Under the constructive ownership rules, a U.S. Holder will be considered to own stock of the Company owned, directly or indirectly, by certain members of the holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as certain stock of the Company which the U.S. Holder has an option to acquire or can acquire by exchange of a convertible security.

One of the following tests must be satisfied for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution. U.S. Holders should consult their own tax advisors concerning the application of the following tests to their particular circumstances.

•	Complete Redemption. The purchase of Shares pursuant to the Offer will result in a “complete redemption” of a U.S. Holder’s equity interest in the Company, if, immediately after such purchase,

such U.S. Holder owns, actually and constructively, no stock of the Company. In applying the “complete redemption” test, U.S. Holders may be able to waive the application of constructive ownership through the family attribution rules, provided that such U.S. Holders comply with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury Regulations. U.S. Holders wishing to satisfy the “complete redemption” test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions. A U.S. Holder who holds options to acquire stock of the Company will be treated as the constructive owner of such stock and therefore will not be eligible for “complete redemption” treatment, even if all of such U.S. Holder’s actual Shares are sold in the transaction.

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Substantially Disproportionate. In general, the purchase of a U.S. Holder’s Shares pursuant to the Offer will be “substantially disproportionate” as to a U.S. Holder if, immediately after the purchase, the percentage of the outstanding voting stock of the Company that the U.S. Holder actually and constructively owns is less than 80% of the percentage of the outstanding voting stock of the Company actually and constructively owned by such U.S. Holder immediately before the purchase and, immediately following the exchange, such U.S. Holder actually and constructively owns less than 50% of the total combined voting power of the Company.

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Not Essentially Equivalent to a Dividend. Our purchase of a U.S. Holder’s Shares pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s proportionate interest in us, given the U.S. Holder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from us are “not essentially equivalent to a dividend” should consult their tax advisors to determine the possibility of satisfying this test.

We cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all of the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer and the U.S. Holder doesn’t actually or constructively own any other stock of the Company, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale, rather than as a distribution, for U.S. federal income tax purposes. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.

Treatment of a Distribution in Respect of Shares. If a U.S. Holder does not satisfy any of the Section 302 tests described above, the full amount received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder’s Shares, and the U.S. Holder’s tax basis in the Shares exchanged generally will be added to any Shares retained by such holder. Subject to the discussion of PFICs below, this distribution generally will be treated as a dividend, which may be taxable as ordinary income or “qualified dividend income” as described in more detail in the paragraph below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s Shares, as determined under U.S. federal income tax principles. Such a dividend would be includible in the U.S. Holder’s gross income without reduction for the tax basis of the Shares exchanged, and no current loss would be recognized. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s Shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis (as increased above) in its remaining Shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the Shares for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions that they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to the Shares will be treated as foreign source income and generally will be treated as “passive category income.”

Subject to holding-period requirements and certain other limitations, dividends received with respect to the Shares by a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”), generally will be treated as qualified dividend income that is taxable to such U.S. Individual Holder at preferential capital gain tax rates (provided we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year).

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an “extraordinary dividend” is a dividend with respect to a Share that is equal to or in excess of 10% of a shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such Share. In addition, “extraordinary dividends” include dividends received within a one year period that, in the aggregate, equal or exceed 20% of the shareholder’s adjusted tax basis (or fair market value). If the amount received by a U.S. Individual Holder constitutes an “extraordinary dividend” and it is treated as qualified dividend income, any loss recognized by such U.S. Individual Holder from a subsequent sale or exchange of such U.S. Individual Holder’s remaining Shares will be treated as long-term capital loss to the extent of the amount of the dividend.

Treatment of a Sale of Shares. A U.S. Holder that satisfies any of the Section 302 tests described above will be treated as having sold the Shares purchased by us pursuant to the Offer and, subject to the discussion of passive foreign investment companies (“PFICs”) below, generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received under the Offer and the U.S. Holder’s tax basis in such Shares. Subject to the discussion of extraordinary dividends above, the gain or loss recognized generally will be treated as (i) long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year as of the date of our purchase pursuant to the Offer and (ii) U.S. source income or loss, as applicable, for foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations (including the “wash sale” rules under the Code). A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered. U.S. Holders should consult their tax advisors concerning the mechanics and desirability of that designation.

Passive Foreign Investment Company. Special and adverse U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. entity classified as a corporation and treated as a PFIC for U.S. federal income tax purposes. In general, we will be treated as a PFIC for any taxable year in which either (i) at least 75% of our gross income (including the gross income of certain of our subsidiaries) consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), or (ii) at least 50% of the average value of the assets held by us (including the assets of certain of our subsidiaries) is attributable to assets that produce passive income or are held for the production of passive income. For purposes of determining whether we are a PFIC, income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income.

There are legal uncertainties involved in determining whether the income derived from our time chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-001) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and that of our subsidiaries), we do not believe that we would be treated as a PFIC in the current year or in any prior year.

If we were to be treated as a PFIC, a U.S. Holder would be subject to special rules resulting in increased tax liability with respect to (i) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder in excess of 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for its Shares), and (ii) any gain realized on the sale, exchange or other disposition of Shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for our Series C Preferred Shares;

•	the amount allocated to the current taxable year and any taxable year prior to the year we were first treated as a PFIC with respect to the U.S. Holder would be taxed as ordinary income;

•	the amount allocated to each other taxable year would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

For information regarding potential elections that could be made by a shareholder in the event we are treated as a PFIC, please read “Item 10. Additional Information—E. Taxation—U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Taxation of U.S. Holders Making a Timely QEF Election” read “Item 10. Additional Information—E. Taxation—U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Taxation of U.S. Holders Making a ‘Mark-to-Market’ Election” in our 2010 Annual Report on Form 20-F, which is incorporated by reference herein. U.S. Holders are urged to consult their own tax advisors regarding the applicability, availability and advisability of, and procedure for, making any available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

Consequences of the Offer to Non-U.S. Holders.

The following is a summary of the U.S. federal income tax consequences that will apply to a Non-U.S. Holder of Shares exchanged pursuant to the Offer. A “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder.

The U.S. federal income tax treatment of our purchase of Shares from a Non-U.S. Holder pursuant to the Offer will depend on whether such Non-U.S. Holder is treated, based on the Non-U.S. Holder’s particular circumstances, as having sold the tendered Shares or as having received a distribution in respect of such Non-U.S. Holder’s Shares. The appropriate treatment of the purchase of Shares will be determined in the manner described above with respect to the U.S. federal income tax treatment of a purchase of Shares pursuant to the Offer in the case of U.S. Holders (see “Consequences of the Offer to U.S. Holders—Section 302 Tests—Determination of Sale or Distribution Treatment.”).

A Non-U.S. Holder that satisfies any of the Section 302 tests described above will be treated as having sold the Shares purchased by us pursuant to the Offer. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain resulting from the sale of Shares to us unless (i) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the shareholder maintains in the United States) or (ii) the shareholder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition (and certain other conditions are met).

If a Non-U.S. Holder does not satisfy any of the Section 302 tests explained above, the full amount received by the Non-U.S. Holder will be treated as a distribution with respect to the Non-U.S. Holder’s Shares. In general, a Non-U.S. Holder is not subject to U.S. federal income tax on distributions received from us with respect to our Shares unless the distributions are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the Non-U.S. Holder maintains in the United States).

Information Reporting and Backup Withholding.

In general, payments made to non-corporate U.S. Holders pursuant to the Offer will be subject to information reporting requirements. These payments also may be subject to backup withholding if the U.S. Holder:

•	Fails to provide an accurate taxpayer identification number;

•	Is notified by the IRS that he has failed to report all interest or corporate distributions required to be shown on his U.S. federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States by certifying their status on an IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a shareholder generally may obtain a credit for any amount withheld against his liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing U.S. federal income tax return with the IRS.

Certain Canadian Federal Income Tax Considerations

The following discussion describes certain material Canadian federal income tax consequences of the Offer to shareholders whose Shares are properly tendered and accepted for payment pursuant to the Offer. Those shareholders who do not participate in the Offer will not incur any Canadian federal income tax liability as a result of the Offer.

This discussion is based on the current provisions of the Income Tax Act (Canada) (the “Canada Tax Act”), the regulations thereunder, Canada-United States Income Tax Convention (the “Canada-U.S. Treaty”), and the current published administrative practices of the Canada Revenue Agency (the “CRA”). This discussion also takes into account all specific proposals to amend the Canada Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), and assumes all such Proposed Amendments will be enacted in their present form. No assurances can be given that Proposed Amendments will be enacted in the form proposed, or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not take into account or anticipate any changes in law, whether by judicial, governmental or legislative action or decision, or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

The discussion applies to shareholders that hold the Shares as capital property, are not affiliated with us and deal at arm’s length with us, all within the meaning of the Canada Tax Act (each, a “Holder”). Generally, a Holder will be considered to hold Shares as capital property provided the Holder does not hold the Shares in the course of carrying on a business or as part of an adventure in the nature of trade.

This discussion does not apply to a Holder that is a “financial institution”, a “specified financial institution” or “restricted financial institution”, a Holder an interest in which would be a “tax shelter investment” or a Holder whose “functional currency” for purposes of the Canada Tax Act is the currency of a country other than Canada, all as defined in the Canada Tax Act The Offer may cause a Share to be treated as a “term preferred share” for the purposes of the Canada Tax Act. Holders that are “specified financial institutions” or “restricted financial institutions” for the purposes of the Canada Tax Act should consult their own tax advisors in this regard.

This discussion is based on the assumption that we are not a resident of Canada for purposes of the Canada Tax Act. We will not be a resident of Canada in a taxation year for purposes of the Canada Tax Act if our principal business is the operation of ships that are used primarily in transporting passengers or goods in international traffic, all or substantially all of our gross revenue for the year consists of gross revenue from the operation of ships in transporting passengers or goods in that international traffic, and we were not granted articles of continuance in Canada before the end of the year.

Canadian Resident Holders

Holders that are residents of Canada under the Canada Tax Act (a “Canadian Resident Holder”) who dispose of Shares pursuant to the Offer will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of such Shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Resident Holder of such Shares.

A Canadian Resident Holder will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) realized in a taxation year in income, and will generally be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized by the taxpayer in the taxation year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding taxation years, or carried forward and deducted in any subsequent taxation year, against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Canada Tax Act.

A Canadian Resident Holder that is a “Canadian-controlled private corporation”, as defined in the Canada Tax Act, may be liable to pay an additional refundable tax of 6 2/ 3% on its “aggregate investment income” for the year which will include an amount in respect of taxable capital gains.

If the Canadian Resident Holder is a corporation or a partnership of which a corporation is a member, the amount of any capital loss arising from a disposition or deemed disposition of such shares may be reduced by the amount of certain dividends which have been previously received in accordance with detailed provisions of the Tax Act in that regard. Canadian Resident Holders to whom these rules may be relevant should consult their own tax advisors.

Canadian Resident Holders who are individuals and certain trusts that realize a capital gain may realize an increase in their liability for alternative minimum tax under the Canada Tax Act.

Non-Resident Holders

Holders who, for purposes of the Canada Tax Act, have not been and will not be resident or deemed to be resident in Canada at any time while they have held Shares and who do not use or hold and are not deemed to use or hold such Shares in carrying on a business in Canada (a “Non-Resident Holder”) will not be subject to tax under the Canada Tax Act on any capital gain realized on such sale unless the Shares are “taxable Canadian property” to the Non-Canadian Resident Holder at the time of such sale and such gain is not otherwise exempt from tax under the Canada Tax Act pursuant to the provisions of an applicable income tax convention. Whether a Share is taxable Canadian property to a Non-Resident Holder depends on, inter alia, the nature of our assets. Based on the assets we hold as of the date hereof, we do not believe the Shares will constitute “taxable Canadian property” to a Non-Resident Holder.

If we are a Resident of Canada

If we are a resident of Canada under the Canada Tax Act at the time we acquire Shares pursuant to the Offer, Holders who dispose of Shares pursuant to the Offer will be deemed to have received a dividend in the amount of the excess paid by us for each Share over the paid-up capital of each Share for the purposes of the Canada Tax Act.

The excess of the amount paid by us over the amount deemed to be received as a dividend will be treated as the proceeds of disposition of the Shares for the purposes of computing any capital gain or capital loss arising upon the sale of the Shares pursuant to the Offer.

A Canadian Resident Holder will be required to include in taxable income the full amount of any deemed dividend. The capital gain or capital loss arising from the disposition of the Share pursuant to the Offer will generally be subject to tax in the manner described above under the heading “Canadian Resident Holders”.

A Non-Resident Holder who is deemed to have received a dividend will be subject to Canadian withholding tax at a rate of 25% on the amount of such deemed dividend or such lower rate as may be provided under an applicable income tax convention between Canada and the jurisdiction in which the Non-Resident Holder resides. For example, a dividend received or deemed to be received by a Non-Resident Holder that is a resident of the United States for the purposes of the Canada-U.S. Treaty, is eligible for benefits under the Canada-U.S. Treaty, and is the beneficial owner of such dividends will generally be subject to withholding tax at a treaty-reduced rate of 15% (or 5% if the beneficial owner of the dividends is a company that owns at least 10% of the issued and outstanding Shares). The capital gain arising from the disposition of the Share pursuant to the Offer will generally be subject to tax in the manner described above under the heading “Non-Resident Holders”.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Holder and no representation is made with respect to the income tax consequences to any particular Holder. Accordingly, Holders should consult their own tax advisors with respect to their particular circumstances.

14.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering shareholder to withdraw such shareholder’s Shares.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share purchase price or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). These rules and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning the Offer. If:

•

we (a) increase or decrease the price to be paid for Shares, (b) decrease the number of Shares sought in the Offer, or (c) increase the number of Shares accepted in the Offer by more than 2% of the outstanding Shares, and

•

the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then the Offer will be extended until the expiration of a period of ten business days.

15.	Fees and Expenses.

We have retained Citigroup Global Markets Inc. to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive a reasonable and customary fee for these services. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify the Dealer Manager against liabilities in connection with the Offer. The Dealer Manager and its affiliates may actively trade our debt and equity securities for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in our securities.

We have retained Georgeson Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares except as otherwise provided in Instruction 6 of the Letter of Transmittal.

16.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Issuer Tender Offer Statement on Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SEASPAN CORPORATION, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

SEASPAN CORPORATION

December 13, 2011

SEASPAN CORPORATION

December 13, 2011

For eligible institutions only, facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares, and any other required documents, should be sent or delivered by each shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at its address as set forth below.

The Depositary for the Offer is:

By Mail:	By Facsimile Transmission (for eligible institutions only):	By Overnight Courier or Hand Delivery:
American Stock Transfer & Trust Company, LLC Attention: Reorganization Department P.O. Box 2042 New York, NY 10272	American Stock Transfer & Trust Company, LLC Attention: Reorganization Department Facsimile: (718) 234-5001 To confirm: (877) 248-6417 Phone: (718) 921-8317 Toll-free: (877) 248-6417	American Stock Transfer & Trust Company, LLC Attention: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed either to the Information Agent or the Dealer Manager at their respective telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Georgeson Inc.

199 Water Street, 26th Floor

New York, New York 10038-3560

Banks and Brokers Call (212) 440-9800

All Others Call Toll-Free (866) 821-0284

The Dealer Manager for the Offer is:

Citigroup

Citigroup Global Markets Inc.

Special Equity Transactions Group

390 Greenwich Street, 1st Floor

New York, New York 10013

Telephone: (877) 531-8365